Exhibit 99.2

Extreme Networks

Fiscal Fourth Quarter 2006 Earnings Conference Call

August 2, 2006, 5:00 p.m. EDT

Operator:	Good afternoon, ladies and gentlemen, and welcome to the Extreme Networks’ Fourth Quarter Earnings Release Conference Call. At this time, all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question-and-answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder this conference is being recorded today, Wednesday, August 2, 2006. I would now like to turn the call over to Bill Slakey, Chief Financial Officer with Extreme Networks, please go ahead, sir.

Bill Slakey:	Thank you. Good afternoon, everyone. Thank you for joining us. On the call with me today is Gordon Stitt, President, and CEO of Extreme Networks. This afternoon, we issued a press release announcing our financial results for Q4 FY 2006. A copy of this release is available on our website at extremenetworks.com. This call is being broadcast live over the Internet today, and it will be posted on our website and available for replay shortly after the conclusion of the call.

Let me note that some of the remarks made during this call may contain forward-looking statements about financial and business guidance, product introductions, customer development, and prospective real estate transactions. These reflect the Company’s current judgment on those issues. Because such statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed during this call, important factors that could cause actual results to differ materially are contained in the Company’s Form 10-Qs and 10-Ks, which are on file with the SEC and are available on our website.

And with that let me turn the call over to Gordon.

Gordon Stitt:	Thanks, Bill, and thanks to everyone for joining us. I would also like to welcome Mike Palu to the call. Mike will take over as acting Chief Financial Officer at Extreme starting next week. I’ll begin this call with a summary of the financial results, review our quarterly highlights, and then spend a few minutes talking about our strategy. Bill will then follow with a detailed discussion on our financials.

Net revenue for the quarter was $82.4 million, and net loss for the quarter was $1.8 million, or $0.02 per diluted share on a GAAP basis. Excluding stock-based compensation expense of $2.2 million, non-GAAP net income for the quarter was $400,000 or less than one cent per diluted share. Let’s call that breakeven. This is a decline from the $0.03 per diluted share on a non-GAAP basis in the March quarter.

As you know, during the first quarter of this fiscal year we announced a $50 million stock repurchase program. During the last three quarters we have repurchased $33.7 million in stock cumulative, to date. We are executing to our internal plan and will continue to do so going forward.

Bookings during the quarter were strong, with a book to bill higher than 1. Unfortunately we missed some shipments late in the quarter due to product constraints.

Japan business continued to be sluggish this quarter. We have seen similar comments from other networking companies, but nonetheless we are disappointed.

That was the bad news. The good news is that we saw strengthening demand for our modular product lines: the BlackDiamond 8800, the new BlackDiamond 12K, and BlackDiamond 10K product lines. In fact, this demand that exceeded our ability to produce within the quarter and this created the majority of our product constraints.

Much of the strong demand for the BlackDiamond 12K came from Metro Ethernet carriers. We announced the 12K in February of this year and immediately went into field trials with carriers. We are currently progressing well through customer internal and external field trials at a number of carriers – both existing carrier customers at Extreme and most importantly new carrier customers where this product became our first point of contact.

People are attracted to the technology that we deliver in the 12K for a simple reason: it is an excellent platform for delivering triple play networks utilizing low-cost, low-complexity Ethernet technology. In addition to the traditional switching and routing capabilities for which we are well known, the 12K delivers four very important capabilities to Ethernet-based triple play networks:

• First, subscriber management through our Hierarchical Quality of Service.

• Second, Ethernet Cross Connect to simplify content distribution.

• Third, Network Scale using vMAN and Mac in Mac.

• And finally, ExtremeXOS, which enables XML-based management, insight and control.

I believe, the combination of these capabilities is the formula for success in this market. We offer full subscriber management – with scale to thousands of users – with multiple services per user. Carriers talk about triple play, we can actually handle up to 8 “plays” per subscriber. The Ethernet cross-connect simplifies carrier networks, eliminating the need for routing at the edge or aggregation layer. It also supports the opposite of “net neutrality,” that is it allows carriers to control the bandwidth of content providers driving data into the network, as well the bandwidth being allocated to individual users. The gives carriers high levels of flexibility in how they design services, and how they react to regulatory changes. We can plug into the “net neutrality” debate, no matter which side you are on.

We just sent a press release earlier this week regarding the first trial of MAC in MAC, which can scale a network to support millions of users. This technology provides a very simple, low cost way to build large triple play networks.

The fourth unique differentiator is that the BlackDiamond 12K runs ExtremeXOS, our open operating system. XOS provides the carrier with an XML interface to deliver insight and control. Insight into how the network is being used, and control over how customers use it, whether business, residential or content providers.

We’re pretty excited about the BlackDiamond 12K and its underlying technology. We are developing follow-on products in this category so that we can provide these benefits to a broad range of customers, and to allow those customers to deliver the services in different points of presence. We believe we have a lead over competitors in our technology base, and our technology is a great fit for the problems at hand. This is a dynamic, rapidly growing market and we have expectations for the future growth of triple play networks based on Ethernet technology.

Let me shift gears now and talk about what we are doing in some specific regions, and specifically the Americas.

Last fiscal year has been a disappointment for the Americas region. We saw turnover in our sales force and declining sales. During the previous quarter we executed on a number of plans to improve our top line performance, particularly in the U.S. I’m pleased that during Q4 we saw continued signs of a turnaround. We saw sequential growth in the Americas sales for the second quarter in a row. We have been hiring aggressively and started this new quarter with a full-team in place. We also appointed a new Vice President of Sales for the Americas, effective July 1. Eileen Brooker is a two year Extreme veteran and brings significant management experience, domain expertise, and leadership capabilities to this role.

We have renewed confidence in the Americas, and will be hiring aggressively during this quarter and through the year to open new offices and increase penetration into existing regions.

We expect the combination of new leadership and increased sales head count will line up nicely with our product side. Now most of our Americas sales are Enterprise, so I’d like to talk about Enterprise products, and then follow up with a discussion of channels.

We just refreshed our Enterprise product line with new additions to our BlackDiamond 8800, a new series of stackables, and the introduction of the Enterprise version of the BlackDiamond 12K.

The BlackDiamond 8800 has grown significantly since its introduction early last year. This product line is targeted at the Enterprise and at Enterprise Data Centers. The new products we introduced include an entirely new line-up of gigabit line cards, which significantly improve the performance and scalability of the BD 8800 at reduced price points. Our new series of stackables – code named Jaguar – has received excellent reviews from the industry. It extends XOS to lower cost platforms, broadening our footprint for this important differentiating technology.

The Enterprise version of the BlackDiamond 12K is tied to our security strategy which I talked about extensively during last quarter’s call. The 12K brings all of the same benefits of the BlackDiamond 10K but at a lower entry price and smaller physical size. Like the 10K, it implements CLEAR-flow, our security rules engine which allows security to be delivered on every port of the switch, as opposed to the “in-line” model that the rest of the industry uses.

During the first half of this fiscal year we re-engineered our U.S. channels program and began recruiting and training converged resellers. Think of these as former “voice resellers” who are now coming into the IP telephony market. These resellers bring significant voice expertise and importantly, a significant customer base.

Our partnership with Avaya, combined with the unique technology we have developed, we believe, has positioned us very, very well for this new channel.

Growth in our Avaya partnership revenue grew 60% over the same quarter last year. Avaya-related bookings again exceeded 10% of our worldwide business. An extraordinary performance.

Convergence continues to be the major driver for Enterprise upgrades and we believe we are very well positioned with partnerships, channels and products.

Continuing on the theme of convergence, I am very proud of the effort we made in helping Avaya with the 2006 FIFA World Cup Network. We set up a large scale event network for converged communications across each of the stadium sites in Germany. This network hosted thousands of people and a vast array of global media, including television, radio and print outlets. Extreme helped Avaya deliver an outstanding converged infrastructure built with our BlackDiamond switching platforms.

Some of the highlights and results of this network include:

• Network availability of 99 five nines – that is 99.999% uptime with 0 outages and no downtime during the events

• Over 21,000 terabytes of data transferred over the network

• Nearly 800,000 minutes of IP telephony calling time supported on Avaya IP phones

• And over 640,000 network log-ins from users

Truly, an outstanding performance.

In the Americas, the New York Academy of Sciences has just recently selected Extreme, along with Avaya, to provide the network infrastructure for a new museum and is one of the first organizations to be located at the former World Trade Center site. This museum is an impressive center of innovation, boasting more than 200 Nobel Laureates. The museum will utilize our BlackDiamond 8800 and Summit X450 switches with enhanced availability from our modular operating system, ExtremeXOS. This allows the network to remain operational during software updates or process failures.

The Boston Red Sox are also utilizing Extreme converged wireless LAN solutions to improve their operations and mobility at the storied Fenway Park this summer. Our new generation Summit WM wireless switching platforms enhances the reliability and speed of the Red Sox ticketing systems, allows for fast access of the Internet to visiting media during and after games as well as enhancing food and beverage services at the park. As a part of an Extreme/Avaya converged solution, wireless has been a strong complement.

Healthcare organizations and hospitals continue to benefit from our wired and wireless network solution, giving them the ability to host both converged applications and emerging mobility and security requirements.

Our customer Hancock Regional Hospital of Indiana was profiled in Computerworld Magazine with the very recent addition of Extreme’s wireless connectivity to their existing LAN infrastructure. Like many healthcare organizations, Hancock is assisting its nursing staff, having placed more than 30 of our Altitude Access Points throughout its buildings to provide smooth wireless connectivity, reaching out not only to PCs, but to innovative Wi-Fi phones that keep the staff up-to-date anywhere they roam throughout the facility with critical patient and operational information. The voice network is set up to securely deliver phone calls and with separation from the rest of the data network, meeting Hancock’s security requirements.

And in Brazil, the University of San Paulo, a prestigious medical school hosting thousands of undergraduate students, post graduate students and staff has selected Extreme Networks to create a robust and reliable network infrastructure that also maximizes its IT spending. High-availability was a must-have with their new network, that features our BlackDiamond 8800 Family of modular switches, and our Summit X450 switches featuring our modular operating system XOS. The success of the network hinges on its ability to maintain high performance throughout application upgrades and under heavy use from users.

And in China, we have seen success in our Enterprise business. The Bank of Shanghai is implementing Extreme’s high performance platforms, including our BlackDiamond 8800 and Summit 400 switches. In addition to supporting bandwidth-intensive transactions and traditional data applications, the network now supports converged applications. These applications benefit from Extreme’s high availability and traffic prioritization with Quality of Service. As a result, the bank of Shanghai now has established an innovative financial network that features Internet-based banking, the use of high-quality IP video and voice convergence.

And in the Carrier Ethernet space, we continued the success of our new Ethernet platform – the BlackDiamond 12K – and the technology that drives Metro deployments, what we call “Multidimensional Ethernet.” This includes emerging technologies, such as MAC in MAC, which allows a very simple and cost-effective Ethernet network to scale and manage services for as many as 16 million users. This is in contrast to more expensive routed networks that feature much more complexity and much higher cost.

IP Only, a leading Swedish Internet and telecom service provider that delivers Ethernet services, wavelengths and dark fiber to Swedish and international operators, as well as to demanding enterprises, television and multimedia service providers, has selected and is now deploying the BlackDiamond 12k switch. IP Only plans to use the MAC-in-MAC scalability for a large deployment in the Nordic countries. As a wholesale provider, they will take advantage of Extreme’s Multidimensional Ethernet as a cost-effective infrastructure to offer other service provider customers the ability to reach residential customers with triple-play services.

Service provider T-2, which is located in Slovenia in deploying our BlackDiamond 12K along with our BlackDiamond 10K switches and Summit X450 switches. All of theses switches feature our advanced modular operating System, ExtremeXOS for increased availability and advanced features. T-2 now has a highly redundant and scalable Ethernet backbone to support Triple Play services that are based on VDSL technology, delivered to residential communities. These multimedia services reach thousands of customers and deliver video, data and voice with preferential treatment of traffic via Quality of Service.

As you can see, we continue to win Enterprise customers that are focused on convergence, and new Metro Ethernet carriers that are embracing our vision of multi-dimensional Ethernet.

One more topic and then I will summarize my comments. On May 12 this year I announced my plans to retire as CEO of Extreme Networks and become Chairman of our board of directors. This decision was a personal one, based upon a commitment I made to my family several years ago. Subsequent to the announcement, we began a search for a new CEO. I’m pleased to report that the search is proceeding well. We have screened dozens of candidates and selected a small number for consideration. I am very pleased with the caliber and quality of the candidates. In talking to these candidates, it is invigorating for me to hear why they find Extreme attractive. They see what I do: that Extreme is a company rich in assets. We have great people, a strong technology base, a global distribution system, a network of partners, a strong brand and our position in two key markets: the Enterprise network infrastructure market, and a strong position in the emerging market for Ethernet triple play services. Plus, we have a strong cash position to invest and grow our portfolio of products and services.

As we have announced, I will stay actively involved with the company. Once we choose the individual, and they start as CEO I will assume the role of Chairman of the Board and work closely with the CEO and the rest of the board in building Extreme into a large, profitable company. As the company’s largest individual shareholder, I can assure you that I have every incentive to dramatically increase the value of Extreme.

So, in summary, as we start our new fiscal year, and leave fiscal 2006 behind us, I’d like to review why I am so optimistic about our future.

First of all, the Metro Ethernet market – a market that we pioneered – is starting its next phase. We are moving from a so-called best efforts environment, to a triple play environment where quality of service, subscriber management and content delivery are critical success factors. I believe that our BlackDiamond12K, and its underlying technology, deliver unique capabilities to this market. We are seeing early success with new and existing customers and I believe this will continue through the fiscal year and well into the future. This market is growing rapidly, and we have the opportunity to ride that wave.

Secondly, I believe our Americas region is back on track. After a series of issues, we have a full team, new leadership and we expect to increase headcount in sales throughout the year. This is combined with our new Enterprise product cycle which brings new functionality, new price points, new security capabilities and the benefits of XOS network wide.

So with that, I’d like to turn things over to Bill.

Bill Slakey:	Thank you, Gordon. I’m going to briefly review our financial results for the quarter, and then provide you with some our current thoughts regarding future performance.

This was a quarter in which revenues were lower than we might all have expected, given our typical seasonality. However, it was also a quarter in which we saw further sequential improvement in our U.S. sales, and finished for a year of good growth overall in our European operations and our Asia Pacific operations. We also began to increase the size of our sales force and marketing spending, which we believe will be an important part of improving our revenue growth in future quarters.

On the balance sheet, cash generated from operations was slightly ahead of profitability and we continued our share repurchase program. We have now repurchased 5.8 percent of the shares that were outstanding when we announced the program in October.

Let’s look first at revenues. Revenue for the quarter was $82.4 million, consisting of $66.8 million in product revenue, and $15.7 million in service revenue. Our book to bill was above 1. Our backlog of product orders increased during the quarter compared to Q3, as did our deferred revenue balances.

Service revenues were up 1% compared to the year-ago quarter and down 4% sequentially. Product revenue decreased 3% sequentially and 17% year-over-year.

Shipment of modular products represented 44% of sales with stackables representing 56%, consistent with the mix in Q3.

The split of enterprise sales and service provider sales was 78% to 22%, a slight shift towards enterprise business for the quarter. This is consistent with stronger U.S. sales, which is typically a more enterprise-centric geography.

Bookings of XOS-based products continue to increase as a percentage of our total revenues. All told, sales of XOS products represented in excess of 30% of product bookings, up slightly as a percentage from Q3. Bookings of BlackDiamond 12K increased sequentially in the quarter, helped in part by availability of the enterprise version of the product, as well as the carrier version. We also saw increases in BlackDiamond 8800 sales and a solid contribution from the BlackDiamond 10K. Sales of some of our older chassis and stackable products declined, which is consistent with a shift towards newer products.

New bookings for PoE ports were once again in excess of 10% of total ports booked. We expect PoE ports to continue on a growth trajectory driven by demand for IP telephony and wireless.

This quarter, as you heard from Gordon, bookings through our Avaya channels, both direct and resellers, increased sequentially and were in excess 10% of total product bookings. This was a very solid quarter for Avaya sales. Avaya revenues were up sequentially in the U.S., EMEA, and Asia and in total were up more than 60% compared to Q4 a year ago.

Looking at revenues geographically: In EMEA, our European operations, which includes the Middle East and Africa, our revenues were $29.8 million. This was down 11% sequentially off an unusually strong Q3. I should also note that the product constraints we experienced during the quarter impacted our European revenues in particular. We expect those constraints to be cleared this quarter. For the year, revenues in EMEA were $124.8 million, up 6% from fiscal 2005. For the quarter and for the year we saw particularly good growth in Germany and Eastern Europe, driven in part by new wins at regional service providers.

Revenues in Japan were $6.4 million, down from $7.7 million sequentially. This was a disappointing result driven in part, we believe by softness in the overall market, particularly the service provider segment. As Gordon mentioned, the BlackDiamond 12K is in testing with a number of Japanese carriers.

Looking at Asia outside of Japan: Revenues were $10.7 million, up from $9.3 million sequentially and up from $7.8 million in the fourth quarter a year ago. This as a very good quarter for Asia for us and capped off a very strong year in which revenues were up 25% compared to fiscal 2005. Our growth in Asia this year was in large part a result of adding new enterprise customers in existing geographies, and expanding through the Avaya channel into new geographies like India. It was a very a solid effort by our team there.

In the U.S., revenues were $35.0 million, up 3% from $33.9 million in the March quarter. These revenues were down compared to Q4 a year ago, but the sequential improvement does represent further progress off the difficult December quarter we experienced this fiscal year. Looking forward in the U.S., we have a new VP of sales in place and have added new sales teams in a number of cities. Many of these sales people came on board in June and many more have come on board in July. As these sales teams become more productive in fiscal Q1 and Q2, we are optimistic that better results lay ahead for us in the U.S.

Turning now to costs and expenses: The cost of goods and operating expense figures and comparisons I will be discussing do not include stock-based compensation expense. These expenses added $2.2 million to our total costs for the quarter. For those of you who want to note it in the model, the breakout of these expenses by P&L line item in the quarter was as follows: $205k increase to product costs; $140k increase to service costs; an $888k increase to sales and marketing expense; $663k increase to R&D expense; and $340k increase to G&A expense. This breakout is also included in table form in our press release.

Looking at gross margins, total gross margin as a percentage of sales was 53.1%. This was down from 54.3% sequentially, and up from 53.0% flat in the fourth quarter a year ago. This represents our tenth consecutive quarter of year-over-year increases in gross margins as a percentage of sales.

Product gross margins were 54.2%, compared to 56.2% in the March quarter and 54.6% in the year-ago quarter. Product margins are down sequentially and year-over-year due primarily to lower volumes. On a year over year basis the impact of lower volumes is muted somewhat by lower overhead expenses and improved per unit costs compared to a year ago.

Service gross margins were 48.7%, compared to 46.5% in the March quarter and 44.4% in the same period a year ago. Service gross margins are up year-over-year and sequentially as a result of lower return rates, lower per unit repair costs, and better pricing.

At 53.1% total gross margin, we are operating below the target range of 54%-57% that we had previously laid out for investors. We do believe that gross margins on both products and services can continue to improve over time through a combination of higher revenue, operational improvements, and new product sales. That said, given the number of pricing, mix, cost, and volume variables involved, we do not expect that gross margins will improve lockstep each and every quarter.

Turning to operating expenses: Sales and marketing, R&D, and G&A expenses for the quarter were $45.5 million, not including stock-based compensation. This was up from $43.0 million sequentially and down from $51.4 million in Q4 a year ago.

Sales and marketing expenses increased by $2 million sequentially as a result of increased hiring of sales people, primarily in the U.S. as outlined for you by Gordon, and as a result of increased expenses for demonstration equipment and marketing programs, primarily related to the introduction of the BlackDiamond 12K.

R&D expenses increased by $1 million sequentially as a result of headcount additions and project spending, particularly related to ExtremeXOS and hardware projects.

Compared to Q4 of last year, sales and marketing, R&D, and G&A expenses are down $5.9 million. Expenses in the year ago quarter included significantly higher legal expenses, higher R&D costs associated with the amortization of warrants related to the Avaya agreement, higher variable sales costs and higher G&A expenses related to Sarbanes Oxley compliance.

Regular headcount at quarter end stood at 847, up from 820 at the end of the March quarter. Headcount increased in sales and in engineering during the quarter. The majority of the hiring in the engineering organization was in our India operation.

Looking at net income: Q4 on a GAAP basis, we reported an operating loss of $3.9 million. Adding in $1.9 million in net other income results in a loss before tax of $2.1 million. After adding in a tax benefit of $200k, the GAAP loss after tax is $1.8 million or $0.02 per diluted share.

On a non-GAAP basis, excluding $2.2 million in stock-based compensation, profit after tax was $400,000 or less than a penny per share on a diluted basis, the same earnings per share as a year ago.

The $200k tax benefit for the quarter was the result of truing up tax accruals that were based on the expectation of somewhat higher profits for the year. For the year, our effective tax rate was 16 percent. Total shares used to calculate non-GAAP diluted EPS in the current quarter was 120.2 million. Total shares outstanding at quarter end were 117.3 million, down 2.5 million from the end of the March quarter.

Looking at the balance sheet: Cash and cash equivalents, short-term investments and marketable securities on July 2nd totaled $433.1 million, down $11.6 million sequentially.

Cash flow from operations during the quarter was $1.4 million. Net inventory at quarter end was $19.3 million, down slightly from $20.6 million at the end of Q3. Inventory turns stood at 8 for the quarter, in line with the March quarter. Our inventory turns are relatively high for our industry, and this created some problems for us this quarter relative to product constraints. Looking forward, investors should expect that our inventory levels will increase somewhat in order to avoid similar issues in the future.

Accounts receivable were $27.7 million, up from $27.5 million sequentially. DSOs at quarter-end stood at 30 days, similar to results at the end of Q3. Accounts payable were $20.1 million, down from $21.6 million in Q3.

Total deferred revenue was up $2.0 million in the quarter. This is due both to the seasonal pattern in our service bookings, which are typically up in Q4 because customers prefer to arrange annual renewal dates to fall in the December and June quarters, and up as a result of product shipments in transit or not accepted at quarter end.

During the quarter we used $13.1 million to repurchase 2.9 million shares, reflecting a pace that was generally in line with our previously stated goal of completing our $50 million program within a 12 month period. To date we have used $33.7 million to repurchase 7.1 million shares of stock since the beginning of the program.

Other items to note, depreciation and amortization for the quarter totaled $3.8 million, and capital expenditures for the quarter were $1.5 million.

Regarding sale of the campus, we remain on track to close this and move to a new campus in the second half of calendar year 2007. As a reminder, the sale is contingent, most particularly on successful rezoning of the property for residential development. We anticipate that process will take 12 – 18 months from now and that the sale will be completed at the end of that time.

Turning now to future quarters: As a reminder, we do not offer specific financial guidance for upcoming quarters. Instead, we will offer some thoughts on issues or trends that could affect our financial performance positively or negatively in the coming months.

Looking first at revenues: On the plus side, we are increasing the size of our sales force. We began to do that in the June quarter and will continue through at least the December quarter, by which time we expect to have increased our sales headcount by about 10% from the beginning of Q4 just completed. The BlackDiamond 12K is now shipping in both enterprise and service provider configurations, and as Gordon mentioned, the product is currently in tests at a number of service providers, including customers that previously have not purchased Extreme equipment. In addition, in July we introduced and began shipping a next-generation set of blades for our 8800 modular switch family, as well several additional members of our Summit X450 fixed configuration switch family. These new products significantly enhance the performance and features of the 8800 and X450 product lines.

On the revenue risk side, we believe the rate at which we are able to get our new sales people on board and productive will be an important driver of our success. In addition, the September quarter is a seasonally weaker quarter for Extreme, in part because European revenues make up a large part of our revenue stream, and in part because it is the first fiscal quarter from a sales plan standpoint.

On gross margins: On the plus side, we expect that additional revenue beyond the levels we saw this quarter would be a positive for both our product and services gross margin. Further increases in our U.S. business would also typically be good for gross margins in particular. In addition, we will be moving past some of the incremental product costs associated with the early ramp of BD12K as well.

On the risk side, we expect that the large service provider deals that will likely be up for bid in fiscal 2007 will no doubt be highly competitive. In addition, our gross margins, particularly on services, will likely be impacted by higher costs associated with recently enacted environmental regulations.

On operating expenses: We have done a very solid job in controlling expenses over the last year, with operating expenses down 6% year over year on a non-GAAP basis. However, we believe additional sales headcount and marketing expenses will play an important part in increasing our revenues and returning to positive year-over-year revenue comparisons. We will also continue to drive our XOS-based new product cycle in both the enterprise and service provider markets, which is likely to increase R&D spending. In G&A areas we do have ongoing litigation that is likely to increase our legal expenses in fiscal 2007. On balance, taking all these factors into consideration, investors should expect that our operating expenses will rise from the $45.5 million we saw this quarter, not including stock comp expenses.

We will continue to monitor our balance sheet metrics, which I believe are generally very good relative to our peers in the industry, and we expect to continue our share repurchase program.

Our anticipated tax rate for fiscal 2007 is 20%.

As always I will note that there are risks associated with our business. Investors should note that our quarters are back-ended loaded with approximately 50% of our business done in the last month of the quarter, and so it is fair to say our visibility can be limited. And it is still a case where 1 or 2 large deals a quarter can make the difference between sequentially up or sequentially down revenue.

With that, let me turn the call back over to Gordon.

Gordon:	Thank you, Bill. To conclude I wanted to thank our team of very dedicated employees here for their hard work during the past year. This was a challenging time, but you have performed magnificently and positioned us for success during this new year. As this is Bill Slakey’s last call with us as CFO, I’d like to thank Bill for his contributions to Extreme and for his tireless efforts towards our success. Speaking for the team here, and for the board, we all wish him the very best in his future endeavors.

With that, I’d like to open the call to questions.

Operator:	Thank you sir. Ladies and gentlemen at this time we will begin the question and answer session. If you have a question, please press the star, followed by the one on your pushbutton phone. If you would like to decline from the polling process, press the star, followed by the two. Your questions will be polled in the order they are received. If you are using speaker equipment, you will need lift the handset before pressing the numbers. One moment, please, before the first question.

And the first question is from Tim Long with Banc of America Securities. Please go ahead.

J. Lubert	Good afternoon. This is Jess Lubert dialing in for Tim. Couple questions. On the product revenues, weak again sequentially. Would product revenues have been up without the push outs? Are these deals closed now?

B. Slakey	This is Bill. Yes, potentially product revenues would have been up without the constraints and the deals were closed last quarter. We were simply constrained on products particularly in Europe.

J. Lubert	So that should be fulfilled this quarter?

B. Slakey	Yes, sir.

J. Lubert	Then on the supply issues, were those at EMS or were they more at the component level?

B. Slakey	A little bit both, somewhat related to the environmental regulations and component change-overs that were happening across the space during June.

J. Lubert	But those issues are resolved now?

B. Slakey	They will be resolved this quarter.

J. Lubert	Okay, so still a little bit of carry over?

B. Slakey	Yeah, but we expect them to be taken care of shortly.

J. Lubert	Then last question. Obviously with some major management changes, were there any sales force retention issues and changes in the quota carrying sales force and what are you doing to make sure that your quota carrying sales force stays with Extreme and remains loyal during these transition days?

G. Stitt	Jess, this is Gordon. First of all there are some management transitions but as I noted, I’m not leaving the company, just taking a different position and I think that’s important for all our employees, who understand that.

Secondly, if you look at the Americas where we’ve had the most attrition during the last several quarters, we were very aggressive in our hiring during the June quarter. We’ve brought on a lot of folks. We began this quarter, the September quarter, with a full team in place and with a new VP of Sales for the Americas so if you look at that, we’re starting off the year very, very strong and our plans are to continue to hire within the Americas and to grow that sales force given where we are with products and momentum.

J. Lubert	Thanks guys.

B. Slakey	Thank you. We’re going to try to keep the questions limited to one per analyst just to make sure we can get through everyone. Thanks. Next question?

Operator	The next question is from Samuel Wilson with JMP Securities. Please go ahead.

S. Wilson	Good afternoon, gentlemen, just as a point of clarification, based on last quarter’s product sales and what you did this quarter, it was at least a $3 to $4 million deferral or was it greater than that?

B. Slakey	Sam, I don’t want to put a specific figure on the deferral or the constraints because there’s a lot of moving parts there, but bookings were up and we had more revenue than we could ship and we have it in backlog for this quarter.

S. Wilson	Sure, but I mean your revenues were down significantly. You could have been down revenues and still had bookings above. What you’re implying is how about this way. Do you think if you would not have had the constraints would you have met Wall Street’s estimate of $88 million for revenue?

B. Slakey	Not necessarily, no.

S. Wilson	Got it. Then can you give us an update on how OEM sales are going for the products you launched at NetWorld + Interop or Interop, whatever it’s called this year, the security stuff.

G. Stitt	I’m sorry, Sam, I’m not sure what you mean by OEM. Do you mean the security products?

S. Wilson	Yeah, the security products and then the relationship with ISSX and those things.

G. Stitt	Yes, the relationship with ISSX we did not expect to have revenue during this past quarter or even in the September quarter because there’s joint developments going on there. But that development is progressing and that is moving ahead towards our expectations.

S. Wilson	Then on the other products you announced?

G. Stitt	The other products are Sentriant, original Sentriant, continues to sell well and the Sentriant AG is just launching and shipping this quarter.

S. Wilson	Awesome, thank you very much.

Operator	The next question is from Subu Subrahmanyan with Sanders, Morris, Harris. Please go ahead.

S. Subrahmanyan	Thank you. My question is on your hiring plans. You talked about having a full team now. Where is the focus going to be on hiring, any particular geographies that you are going to focus more in terms of hiring and when do you expect to be done and start seeing the benefits of that hiring in terms of revenues?

G. Stitt	Subu, this is Gordon. I don’t think we will ever be done. If things are going well we will continue to hire sales reps but your question in terms of where our focus is, it’s primarily in the U.S. and North America and then also in EMEA. But the U.S. has been a disappointment to us over the last year with the exception of the last two quarters where we’ve seen increase in sales but we’ve really regained a lot of confidence in our local home markets here.

As I said, we entered the quarter with a full team in place, with all slots filled and we began the quarter by opening up additional positions which will allow us to open up in cities where we did not have a presence and also increase our density of sales reps and system engineers in some of the existing cities.

S. Subrahmanyan	I was trying to figure out when the opex ramp starts to tail off and then will be in a more steady opex environment.

G. Stitt	Particularly again focused on the sales area, we expect that we’re aggressively hiring this quarter to have people in place as early in the year as possible and then it will taper off as we move into the December quarter in terms of the increase.

S. Subrahmanyan	You expect the benefits more in that early calendar '07 from these hires?

G. Stitt	We expect some near-term benefits, particularly as we put people into existing regions where we have some regions for example today where we might have one or two reps and they’re running full out, but we have an installed customer base so putting reps into those cities should bring a fairly near term benefit. As we open up new territories, that generally is more of a 6 month window to get sales moving.

S. Subrahmanyan	Got it, thank you.

Operator	The next question is from Jiong Shao with Lehman Brothers. Please go ahead.

J. Shao	Thank you very much. I have a question with 2 parts. Obviously they’re related. The first part that other than the supply constraints sounds like due to RoHS, did you see any change in demand towards the end of the quarter, do you see any slowdown or not. Then to extrapolate that to the next quarter, if I look at the last 3 years, your September quarter was either flat or up like a couple percent. You already mentioned that it’s seasonally the toughest quarter but this year you have some pushout orders from the June quarter. Just rationally, how should we think about that? Should we think about it likely to be down, kind of flat to up a little bit like in past quarters? Thanks.

B. Slakey	Jiong, this is Bill. We don’t want to get into giving guidance for any particular quarter. On the plus side from a revenue and bookings standpoint we will have a larger sales force going after orders. We will enter the quarter with some amount of backlog, a larger backlog than we entered the last quarter. Those would be some of the important positives along with some of our new product availability and12K.

On the downside to that, typically the seasonal patterns would be somewhat weaker on an ongoing bookings basis but I’m going to leave it to you to decide exactly how to calibrate that in your model.

J. Shao	Okay, sure. The first part?

B. Slakey	Regarding linearly or demand through the quarter?

J. Shao	No, the demand toward the end of the quarter. Did you see any softening in demand towards the end of the month of June or towards second half of June?

B. Slakey	No. With 50% of our business done the last month of the quarter which is very typical and was typical this last quarter, that last month usually looks pretty good to us and it was the case this time around.

Operator	The next question is from Tal Liani with Merrill Lynch. Please go ahead.

T. Liani	Hi, guys. Want to ask about the history actually, not the outlook. Your revenues this quarter are down to levels that we’ve only seen I think lower than this level was only March 2000 and throughout the difficult years of the industry you’ve maintained over $82 million of revenue.

If you look at the last 3 quarters you had sequentially down revenues both on the sequential basis and year-over-year basis, but your commentary’s very positive which is confusing me given the negative trends we’ve seen in the last few quarters. Can you go back and look at the fiscal ‘04 versus fiscal ‘05 actually fiscal ‘05, fiscal ‘06.

What led to this decline in revenues almost every quarter and what led to this stepdown from $95 to $100 million of revenues per quarter to $82 to $85 million per quarter. Why didn’t we see better revenues given that you did have product cycles and you did invest in sales and new channels before that?

B. Slakey	Tal, this is Bill Slakey. Going through the ‘05 to the ‘06 comparison I think there’s 2 things that stand out for me. One is that we did grow our business in Europe 6% year-over-year. We did grow our business in Asia 25% year-over-year. Japan has been a real problem spot for us. Those revenues have come down to the point now where they’re $5 to almost $10 million less in quarterly revenue there for us and for a company our size that takes a lot out of the growth rate.

Now looking foward, how do we expect to improve on that? An awful lot of that comes down to capturing some portion of the next generation networks that are going to roll out there on the service provider side and doing what we can to expand our enterprise business there. Obviously we have not had the success on those fronts that we had hoped over the last 2 quarters but that remains the plan and I think we are getting closer to hopefully seeing some improvement there.

Then the second issue that hit us was the U.S. business in the December quarter of this year fell off unexpectedly and Gordon has taken you through some of the steps that we are taking to address that. I think there we are starting to see some apparent visible, in the financial results, tangible results from those efforts. Revenues are starting to grow again in the U.S. We have product cycles that can help there and now we’ll have an expanded sales force and new sales leadership, all of which I think can get us back on track in the U.S.

The ‘05 to ‘06 comparisons are in large part problems in Japan, somewhat less problems in the U.S. and going forward we’re trying to address both those things as well as keep Europe and Asia on track.

G. Stitt	Tal, this is Gordon. Just to echo some of Bill’s comments because I think your question’s an important one. If you look at the decline in Japan and you look at us overall managing these four major geographies when we’ve seen the decline there which is heavily influenced by a carrier pause and we’ve certainly heard this from other companies in the space, but because that was such an important part of our business two years ago it’s had a big impact. If you just think of it, that’s a big hole to fill with growth from other regions.

As Bill mentioned, Europe has grown but the combination of Japan falling off and then some missteps in the U.S. really hurt. I do believe we have the U.S. poised for a strong rebound here. We have a full team in place. We have a new vice president in place and last year, last calendar year particularly, we experienced a lot of turnover and if I look back, we had a lot of people on our sales force that have been on board for a long time and kind of hit the natural half life of sales people. We brought on a lot of new folks, a lot of energy in our organization here in the U.S., in Europe and in Asia as well.

As you bring in new people, they really help energize the whole team so that’s one of the reasons I for one see, have a lot of optimism looking forward.

T. Liani	What has been the historical relationship between new product launches and revenue? Have you seen in the past rapid correlation or rapid impact on sales or have you seen slower impact?

G. Stitt	There’s two factors linked to revenue. One is let’s call it sales headcount in that the more sales people you have, the more sales you will get. The challenge there is one of productivity. I think as we look back over the last couple years, we can see our sales productivity vary at different points in the product cycle.

If you look at where we are today, we have spent the last 2 years refreshing our enterprise product cycle with the new Aspen blades and the new Jaguar stackables. We’ve revamped the bulk of the middle of our product line in the enterprise and that combined with a lot of the convergence features should help sales productivity in that we’ve added a lot of features that gives them tools to sell so that should help.

Carrier productivity is a bit more difficult to predict a plan for given the buying cycles of carriers. As Bill noted, there was a shift. Enterprise grew a little more rapidly and as I mentioned in my prepared comments, we are seeing a transition in the metro Ethernet carrier space going from what I’ll call the first generation which was our best efforts with quality of service and that’s been a 5, call it 6 year, 7 year run now. It’s been a great run for us and other players.

But the carriers now have saturated that market and the new market is a triple play market and that is requiring more planning. It is a more complex network environment and although I couldn’t prove this to you with numbers, I inherently feel and believe we’ll see that market start to rapidly grow once the first few networks get deployed.

So we’re in that kind of low productivity sales cycle with metro where we’re gong through trials and getting in front of the customers and once they start to deploy, I believe sales productivity will go up.

Operator	The next question is from Long Jiang with UBS. Please go ahead.

L. Jiang	Yes, my question is related to your 12,000 carrier switch. I think a while back you mentioned you’re targeting ramp up starting the second half of this year. Based on your progress so far, do you think you’re on track towards second half ramp up for this segment?

Related to that, for the ongoing bids that you are competing on, how does the average deal size look like? Can you give some color on that. I know the bidding process is highly competitive. Do you think gross margin for service provider ethernet, how does that compare to your enterprise modular switching product segment. Thanks.

G. Stitt	This is Gordon. I think there’s about a dozen questions in there. Some of them are very difficult to answer because we don’t have the results yet, we don’t have the numbers to say that. I would say the business though breaks down into 2 general segments and that is taking the carrier business.

There are some very large carrier customers. Those deals do tend to be very competitive. They do tend to take a while in terms of the initial lab trials and then field trials and then final selection and those deals do tend to be competitive.

There’s a lot of other carriers that are more of what I’ll call the mid tier. We talked about one in our prepared comments in terms of T2 in Slovenia. Great customer for us. Good bit of revenue but not gigantic, so there’s a mix of the mid size carriers particularly in emerging markets. Then the very large carriers that are in more established markets. We’ve got a lot of the mid-sized customers that have deployed the12K technology and we’re in discussions and trials with some big guys.

Operator	Thank you. The next question is from Manny Recarey with Kaufman Brothers. Please go ahead.

M. Recarey	Thank you, good afternoon. My question is looking at the operating profit you have, excluding stock based compensation, it’s $1.7 million. Revenue in the September quarter is going to be I assume somewhere plus or minus a little bit within the June quarter. Your opex is going to be higher so are you expecting any improvement on the operating income line and when do you think you’ll be able to return back to an operating profit?

B. Slakey	Manny, this is Bill. Again we don’t want to get into guidance regarding next quarter or the quarter after that. As Gordon mentioned, we will not be shy here about hiring on the sales team and spending something on marketing to get demand going and spend some of that money first with the anticipation that revenues will follow. Exactly how fast revenues follow will go a long way towards determining where we’re profitable and when we’re profitable and how much we’re profitable by. But for right now, we’re not going to give any guidance as to levels of profitability or non-profitability going forward.

M. Recarey	Okay, thanks.

Operator	Thank you. The next question is from Mark Sue with RBC Capital Management. Please go ahead.

J. Tennenbaum	Hi, this is Jennifer calling in for Mark. Just a question on Japan. You changed management there about a year ago and you actually I think had one or two quarters there of sequential growth and then it kind of drops off and just wondering whether you’re thinking about making any more changes there in either the management or the sales team in Japan.

G. Stitt	Hi, Jennifer, this is Gordon. We have a good organization in Japan. I think we’ve seen from a number of networking companies that that market has been pretty rough for them. We’ve seen that from some companies that are partners and some that are competitors and that there’s been a pause in carrier spending as the Japan market figures out how it’s going to implement its next generation network.

Unfortunately there’s not a lot that the team can do about that. We’re certainly working very closely with our existing customers there and with new customers and once the decisions are made on these carrier build outs, I think we’ll have a lot of information about our future success there.

J. Tennenbaum	So it’s not really on the enterprise level at all in Japan or a little bit of mix?

G. Stitt	A lot of the drop off in Japan has come from the carrier build out.

J. Tennenbaum	Thank you.

B. Slakey	Thank you, Jennifer. Next question please.

Operator	Thank you. The next question is from Erik Suppiger with Pacific Growth Equities. Please go ahead.

E. Suppiger	Good afternoon.

Management	Hi, Erik.

E. Suppiger	First off, just in terms of the CEO search, do you have any projections as to when that might be done and then secondly I’d be curious, in terms of Japan and the pause that you’re referring to, do you have any expectations as to when we might start seeing the build out of the next generation networks there?

G. Stitt	Boy, Erik, you asked the two tough questions which result in pure speculation on my part. On the CEO search, that’s very difficult to give a date. I can tell you that we, and that is our search committee of which I’m member, have spent a lot of time in the last several months working on this. We’ve been at this for three and a half months. We’ve screened literally dozens and dozens of folks and have had extensive interviews with a smaller number.

As I said, I’m really pleased with the caliber of people. What we’ve seen in the industry through consolidation and change has resulted in a lot of just terrific executives being available in the marketplace so we’ve had the opportunity to quite frankly be choosy. But the negotiations with people are time consuming so I don’t want to speculate other than we’ve put a lot of effort and hours into this and we want to make it happen soon.

On Japan I think some of the some of the directions will be set I’ll just say during the summer here and as soon as we learn anything, we’ll make sure to let you know.

Operator	The next question is from Alex Henderson with Citigroup. Please go ahead.

A. Henderson	Thanks. I’ve got just a couple quick questions that are actually more clarifications. First off, what is exactly the timing that you’re expecting on the sale of headquarters?

B. Slakey	Alex, this is Bill. It’s contingent upon rezoning which is a difficult process to predict entirely so for that reason we’re putting a 6 month window on it, call it the second half of next calendar year, calendar 2007.

A. Henderson	Second half calendar. What did you say the moving cost was going to look like when you finally do sell it and need to move out?

B. Slakey	I don’t think we have said to date but I would anticipate it would be something in the area of $10 to $15 million to move out and refit new buildings.

A. Henderson	The net cash increase would be what?

B. Slakey	Under that scenario the net cash increase would be $55 million or more.

A. Henderson	Okay, second, what was ending share count? I know the average share count for the quarter but what was the actual ending share count given you were buying back stock?

B. Slakey	It was 117.3 million.

A. Henderson	The other question was the legal expense comment. You were implying that your legal expense is increasing. Can you give us some sense of the magnitude and the duration of that increase?

B. Slakey	We have a number of legal issues that we disclosed in our 10-K, primarily IP related. A fair number of those are going to come to a head here in the next 12 months. They’re difficult to predict. Sometimes they result in settlements, sometimes they result in ongoing legal expenses, sometimes they result in trials but on balance, Alex, there are enough of them coming to a head in the next 12 months that we need to flag for investors our legal expenses are going to be increasing and they will be a bit lumpy.

A. Henderson	Are we talking $100,000 a quarter or half a million a quarter, $3 million a quarter? I mean any ... just give us a rough zoning of that.

B. Slakey	Yeah, you bet. We’re not talking $100,000. We’re talking $500,000 to $1 million and potentially more if things go to trial in a particular quarter.

A. Henderson	So maybe a half million in an off quarter and a million in a heavy quarter?

B. Slakey	Yeah, we’ll just have to see. I don’t want to ... again it’s ...

A. Henderson	I’m just trying to understand how to think about it because we’ve got to model this stuff, right?

B. Slakey	Yes you do. Model it nearer $1 million than $100,000. How’s that?

A. Henderson	Okay. Then the last question and I’ll get off. This one’s a little more a technical question with respect to your carrier business. A lot of companies, when they enter large new carrier environments find they are putting technology in place that goes against new applications. Those new applications force performance criteria on the deployments. Are you anticipating software accounting rules to kick in resulting in you having extended revenue deferral timing on some of the larger customers that you might be going after?

B. Slakey	Right now of course we follow the same revenue recognition we’ve been following for some time. We do look at revenue recognition and we’ll continue to look at it. Right now I expect we’ll continue to follow our existing policies for the next generation roll out but as you can imagine, and now that you went right through the issues, increasingly as software becomes a bigger part of what you do, you have to exam and re-examine your rev rec on an ongoing basis.

G. Stitt	Alex, this is Gordon. Just one final comment there. Certainly there are some companies that sell into that market where there’s large deferrals due to qualification by the customer and we haven’t seen that in the past. In general we do a lot of the work upfront before the orders come in, before the shipments are made.

For example for some of the customers that we’re working with in trials today, we’ve been doing software development for 12 months and hardware development as well for some special features for them so we tend to do that upfront.

A. Henderson	One last comment. Thanks for your time and efforts at Extreme, Bill. Good luck in your next endeavors.

B. Slakey	Thank you. I appreciate that.

A. Henderson	Thanks.

G. Stitt	Operator, I believe we are finished with the Q&A so with that I’d like to thank everybody for their time on this call. Again I’d like to thank Bill for his contributions and to welcome Mike Palu here into the hot seat. Thank you very much, everyone.

Operator	Thank you, sir. Ladies and gentlemen, this concludes today’s conference call. If you would like to listen to a replay of today’s conference, please dial 1-800-405-2236 or 303-590-3000 with access code 11064769 followed by the pound sign. You may now disconnect and thank you for using ACT Teleconferencing.